Exhibit 99.1

For release Western Circuit and Analyst Wire.

May 28, 2004

BRIDGFORD FOODS CORPORATION (NASDAQ-BRID) ANNOUNCES RESULTS FOR SECOND QUARTER

Anaheim, California - Bridgford Foods Corporation (Nasdaq-BRID) today reported sales of $30,541,000 for the second quarter (12 weeks) of the 2004 fiscal year. This represents an increase of 5.0% compared to sales in the second quarter (12 weeks) last year. Increases in the cost of products sold (8.0%) and increases in selling, general and administrative expenses (5.3%) outpaced the percentage sales increase and this resulted in a net loss of $209,000 for the 12 weeks ended April 16, 2004. The Company reported net income of $108,000 in the same quarter last year. Costs for both beef and pork commodities were exceptionally high in 2004 compared to the prior year.

Sales for the first half (24 weeks) of the 2004 fiscal year were $65,863,000, a 7.1% increase compared to the same period in 2003. Cost of products sold in the first half increased 10.6%. As previously stated, significantly higher meat commodity prices were primarily responsible for the disproportionate increase in costs as related to sales gains. The Company incurred a net loss of $346,000 in the first half of 2004 compared to a net loss of $45,000 in the first half of last year.

Due to the disappointing operating results, the Board of Directors of the Company voted to suspend the declaration of the regular quarterly cash dividend. In connection with an existing stock purchase plan, the Company purchased 11,170 shares of treasury stock on the open market in the second quarter at an average cost of $8.04 per share.

Subsequent to the end of the quarter, the Company purchased an additional 223,380 shares of stock on the open market at an average cost of $7.55 per share. Bridgford Foods Corporation, a producer of frozen dough, microwaveable sandwiches, dry sausages, processed meats and other convenience food products, currently has 10 million common shares outstanding.

BRIDGFORD FOODS CORPORATION

FINANCIAL HIGHLIGHTS

	12 Weeks Ended April 16, 2004	12 Weeks Ended April 18, 2003
Sales	$30,541,000	$29,074,000
Cost of sales	$19,359,000	$17,925,000
Selling, general & administrative expenses	$10,512,000	$9,984,000
Depreciation	$1,006,000	$991,000
(Loss) income before taxes	$(336,000)	$174,000
Income tax (benefit) provision	$(127,000)	$66,000
Net (loss) income	$(209,000)	$108,000
Basic (loss) earnings per share	$(0.02)	$0.01
Average shares outstanding	10,247,000	10,442,000

	24 Weeks Ended April 16, 2004	24 Weeks Ended April 18, 2003
Sales	$65,863,000	$61,519,000
Cost of sales	$43,225,000	$39,082,000
Selling, general & administrative expenses	$21,176,000	$20,527,000
Depreciation	$2,020,000	$1,982,000
(Loss) income before taxes	$(558,000)	$(72,000)
Income tax (benefit) provision	$(212,000)	$(27,000)
Net (loss) income	$(346,000)	$(45,000)
Basic (loss) earnings per share	$(0.03)	$—
Average shares outstanding	10,256,000	10,445,000

CONTACT:	Bridgford Foods Corporation
R. Lancy, 714/526-5533